                                  EXHIBIT 20.1

                                       TO

                                    FORM 8-K

                                       FOR

                                 AMX CORPORATION

                                                                    [Letterhead]

FOR IMMEDIATE RELEASE
January 2, 1997

Contact:       Susan Hardaway
               Marketing Manager
               AMX Corporation
               (800) 222-0193
               (972) 644-3048

                          AMX CORPORATION ANNOUNCES
                        ELECTION OF NEW BOARD MEMBER

DALLAS -- AMX Corporation announced today the election of a new member to its Board of Directors. Mr. J. Otis Winters is Chairman and co-founder of Pate, Winters & Stone, Inc., a management consulting firm located in Dallas, Texas. Mr. Winters has extensive experience as a board member of public companies, and is currently serving in that capacity at Hat Brands, Inc., Tidel Engineering, Inc., Walden Residential Properties, Inc., and NGC Corporation.

Otis Winters states, "I became attracted to AMX because it is a different kind of company, positioned for leadership in several unique technology markets. I'm looking forward to an interesting, challenging experience at AMX."

"We're excited about the addition of Mr. Winters to our board and the experience he brings to AMX," said Chairman Scott Miller. "The successes Otis has achieved throughout his professional life are evidence of how invaluable his input will be to our organization."

AMX Corporation designs and manufactures control and automation systems for use in corporate boardrooms, homes, training rooms, schools, universities, and many other types of facilities. AMX systems interface with virtually any electronically controlled equipment and include a variety of simple-to-operate, custom-designed control panels.

AMX Corporation is headquartered in Dallas, Texas, and distributes its systems worldwide. AMX stock is traded on the NASDAQ stock exchange under the symbol AMXX.

For more information, contact AMX Corporation, 11995 Forestgate Drive, Dallas, Texas 75243, (800) 222-0193.